ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated June 27, 2012

As investors shift toward dividend income, As investors shift toward dividend income, maximize your opportunity. ETRACS presents two leveraged income ETNs ETRACS DVYL and SDYL ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETN’s With monthly 2x leverage reset. *investors are not guaranteed any dividends or distribution under the ETN’s ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETN’s With monthly 2x leverage reset. Learn more We will not rest *investors are not guaranteed any dividends or distribution under the ETNs UBS

ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETN’s With monthly 2x leverage reset. Learn more We will not rest *investors are not guaranteed any dividends or distribution under the ETNs UBS

As investors shift toward dividend income, As investors shift toward dividend income, maximize your opportunity ETRACS presents two leveraged income ETNs ETRACS DVYL and SDYL ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETNs with monthly 2x leverage reset. *Investors are not guaranteed any dividends or distribution under the ETNs ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETNs with monthly 2x leverage reset. Learn more We will not rest *Investors are not guaranteed any dividend or distributor under the ETNs UBS

ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETNs with monthly 2x leverage reset. Learn more We will not rest UBS *Investors are not guaranteed any dividends or distribution under the ETNs

As investors shift towards dividend income, UBS As investors shift towards dividend income, maximize your opportunity UBS ETRACS presents two leveraged income ETNs UBS ETRACS presents two leveraged income ETNs UBS ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETNs with monthly 2x leverage reset UBS * Investors are not guaranteed any dividends or distribution under the ETNs UBS ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETNs with monthly 2x leverage reset. Learn more We will not rest UBS *Investors are not guaranteed any dividends or distribution under the ETNs

ETRACS DVYL and SDYL Leveraged dividend*, monthly pay ETNs with monthly 2x leverage reset. Learn more We will not rest UBS *Investors are not guaranteed any dividends or distribution under the ETNs

Rule 433

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement or a product supplement and pricing supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275).